Consent of Independent Registered Public Accounting Firm

The Board of Directors

Foamex International Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-74264, 33-94154, and 333-90020) on Form S-8 of Foamex International Inc. of our report dated March 29, 2007, with respect to the consolidated balance sheets of Foamex International Inc. and subsidiaries as of December 31, 2006 and January 1, 2006, and the related consolidated statements of operations, cash flows, and stockholders’ deficiency for each of the fiscal years in the three-year period ended December 31, 2006, and the related financial statement schedules listed in the Index at Item 15, which report appears in the December 31, 2006 annual report on Form 10-K of Foamex International Inc.

Our report refers to changes in accounting principles for the adoption of Statement of Financial Accounting Standards No. 123 (revised), “Share-Based Payment” effective January 2, 2006, Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statement No. 87, 88, 106 and 132 (R)” effective December 31, 2006, and Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations – an interpetation of FASB Statement No. 143” effective January 1, 2006.

Philadelphia, Pennsylvania

March 29, 2007